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                             ASSIGNMENT AGREEMENT

         ASSIGNMENT AGREEMENT (the "Agreement") dated as of September 1, 1998, between DEY, L.P., a Delaware limited partnership with its principal place of business at 2751 Napa Valley Corporate Drive, Napa, California ("Dey") and EM PHARMA, INC., a Delaware corporation with its principal place of business at 1209 Orange Street, Wilmington, Delaware ("EM Pharma") (Dey and EM Pharma sometimes collectively being referred to as the "Parties").

                             W I T N E S S E T H :

         WHEREAS, pursuant to that certain letter dated September 1, 1998 from Dey to EM Pharma, Dey has offered to contribute to the capital of EM Pharma, all the tangible and intangible assets belonging to, and certain liabilities and other obligations of, Dey which are used solely in connection with or directly result from the manufacture and sale of hypothyroid products by Dey (the "Hypothyroid Business") as of the close of business on August 31, 1998 without the issuance of additional shares of common stock of EM Pharma; and

         WHEREAS, EM Pharma has accepted such offer of the contribution of the Hypothyroid Business to the capital of EM Pharma on such terms;

         NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereby agree as follows:


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         1. Dey hereby transfers, assigns, conveys and sets over to EM Pharma, effective September 1, 1998, all right, title and interest of Dey in and to the Hypothyroid Business as of the close of business on August 31, 1998, including the assets set forth in Appendix A attached hereto and hereby made a part hereof. The estimated value of the assets and certain liabilities of the Hypothyroid Business are set forth in Appendix B attached hereto and hereby made a part hereof.

         2. EM Pharma hereby assumes and agrees to pay, perform and discharge when due (subject to the provisions of this Agreement) the obligations and liabilities of Dey in respect of the Hypothyroid Business as of the close of business on August 31, 1998 listed in Appendix C attached hereto and hereby made a part hereof, which excludes amounts owed to affiliates of Dey.

         3. The Parties agree that certain persons employed by Dey as of the close of business on August 31, 1998 who are allocated to the Hypothyroid Business, including approximately twenty-two (22) persons engaged in the sale and marketing of Dey's hypothyroid product line, shall be transferred to EM Pharma.

         4. To the best knowledge of the Parties, the transfer, assignment and conveyance of the Hypothyroid Business to EM Pharma as provided herein will not (i) result in any breach of, constitute any default under or result in a termination of or an acceleration under any term or

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provision of any commitment, contract, agreement, license or other instrument or obligation which is part of the Hypothyroid Business or to which Dey or EM Pharma is a party; (ii) result in any violation of any law, or any rule or regulation of any administrative agency or governmental body or any judgment, order, injunction or decree of any court, administrative agency or governmental body; or (iii) cause EM Pharma to lose the benefit of any right or privilege which Dey presently enjoys in connection with the Hypothyroid Business. To the best knowledge of Dey, no proceedings have been instituted or are pending or threatened which challenge the rights of Dey or EM Pharma in or to the Hypothyroid Business.

         5. Dey makes no other warranties or representations, either express or implied, with respect to the Hypothyroid Business.

         6. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior discussions and writings with respect thereto. No modification of this Agreement shall be effective unless made in writing and signed by both parties hereto.

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         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first above written.

                                   DEY, L.P.
                                   By DEY, INC., its general partner



                                   By: /s/ Charles Rice
                                      --------------------------------------
                                   Charles Rice, President and
                                   Chief Executive Officer



                                   EM PHARMA, INC.




                                   By: /s/ Pamela Marrs
                                      --------------------------------------
                                   Pamela Marrs, Executive Vice President and
                                   Chief Financial Officer

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                                  Appendix A
                                  ----------

                          Hypothyroid Business Assets

         Dey hereby transfers, assigns, conveys and sets over to EM Pharma all right, title and interest of Dey in and to all properties, assets, rights, interests and goodwill of any kind, whether tangible or intangible, wherever located to the extent that such assets are used by Dey solely in connection with the Hypothyroid Business of Dey as of the close of business on August 31, 1998, including the following assets:

                  (i) all right, title and interest of Dey in, to and under all contracts, indentures, agreements (including sales and rebate agreements), commitments, insurance policies, warranties and all other legally binding arrangements, written or oral, relating to the Hypothyroid Business, including that certain Agreement for Manufacturing, Selling and Distribution of Products by and between MOVA Pharmaceutical Corporation and Dey dated December 30, 1996;

                  (ii) all right, title and interest of Dey in, to and under all leases, including without limitation all automobile leases and that certain office lease between Stone Mill Properties, Inc. and Dey dated March 11, 1997 concerning office space in Hockessin, Delaware;

                  (iii) all right, title and interest of Dey in and to all ideas, software, drawings, diagrams, designs, specifications, trade secrets, know-how, formulae, processes, proprietary information or other rights with respect thereto, trademarks, trademark registrations, trademark registration applications, service marks, service mark registrations, service mark registration applications, tradenames and all names, logos, emblems, and slogans embodying business, product or service goodwill relating to the Hypothyroid Business;

                  (iv) all books of account, general, financial, accounting, marketing and personnel records and files, contracts files, invoices, customers' and suppliers' lists and other records, files, information, data or knowledge in recorded form relating to the Hypothyroid Business;

                  (v) all rights, claims, causes of action and choses in action (including, but not limited to, rights of collection, set-off and counterclaims, rights under express and implied warranties and rights to indemnification) relating to the Hypothyroid Business;

                  (vi) all computer software (including documentation and related object and source codes) relating to the Hypothyroid Business;


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                  (vii) all governmental licenses, permits, orders,
         certificates authorizations, consents or approvals of any nature relating to the Hypothyroid Business;

                  (viii) all inventory (including raw materials, work in process and finished goods), equipment, computers, tools, vehicles, furnishings, supplies, purchase and sale forms and sales literature relating to the Hypothyroid Business;

                  (ix) all accounts receivable of Dey accrued as of the date hereof relating to the Hypothyroid Business;

                  (x) all unbilled fees and costs of Dey relating to the Hypothyroid Business;

                  (xi) all cash in transit relating to the Hypothyroid Business; and

                  (xii) copies of all material contained in Dey's personnel records for all employees of the Hypothyroid Business hired by or transferred to EM Pharma.

                                  Appendix B

                       Estimated Assets and Liabilities
                          of the Hypothyroid Business
                                 as of 8/31/98

         Accounts Receivable                                  $16,077
         Inventory                                            $719,195
         Prepaid Items                                        $3,200
         Fixed Assets (NBV)                                   $107,560
                                                              ----------
                  Total Assets                                $846,032

         Accounts Payable and Accrued Expenses                $818,427

                  Net Assets                                  $27,605

                                  Appendix C

                              Assumed Liabilities

         EM Pharma hereby assumes and agrees to pay, perform and discharge when due the following obligations and liabilities of Dey in respect of the Hypothyroid Business as of the close of business on August 31, 1998:

           (i) certain liabilities totaling $818,427 set forth on or reserved against in the balance sheet of Dey's Hypothyroid Business as of the close of business on August 31, 1998, detailed as follows:

                  Trade Payables                                  $   2,691
                  Accrued Guaranteed Payment to Mova                666,667
                  Unvouchered Inventory                              14,354
                  Accrued Medicaid Rebates                           17,432
                  Accrued Administrative Fees                           308
                  Accrued Commissions                                54,125
                  Accrued Vacation                                   40,183
                  Accrued Pension                                    22,667
                                                                  ---------
                                                     Total        $ 818,427

           (ii) except as otherwise provided in the Agreement, all contractual obligations arising from legal commitments to which Dey is a party in connection with the Hypothyroid Business made in the ordinary course of the business prior to the close of business on August 31, 1998;

           (iii) any additional liabilities or obligations incurred by Dey in connection with the Hypothyroid Business not recorded on the books of Dey as of the close of business on August 31, 1998.